Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4/A No. 333-297911) and related Information Statement / Prospectus of Amazon.com, Inc. for the registration of its common stock and to the incorporation by reference therein of our reports dated February 5, 2026, with respect to the consolidated financial statements of Amazon.com, Inc. and the effectiveness of internal control over financial reporting of Amazon.com, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

August 13, 2026